 Exhibit 99.1

Single Touch Announces Shareholder Approval For a Reverse Stock Split

JERSEY CITY, N.J., Aug. 4, 2014 /PRNewswire/ -- Single Touch Systems, Inc. (OTC BB: SITO), a technology-based mobile media solutions provider, today announced it has received approval for a reverse stock split of Single Touch common stock.

With a supporting vote of 95%, the stockholders have approved an amendment to the Company's Amended and Restated Certificate of Incorporation to authorize the board of directors of the Company to effect the reverse stock split, including having the discretion as to whether or not the reverse stock split is to be effected at any time prior to March 31, 2015, and with the exact ratio of any reverse split to be set as a whole number as a ratio of not less than 1-for-5 and not greater than 1-for-10, as determined by the board in its discretion.

The reverse stock split will affect all shares of the Company's common stock outstanding immediately prior to the effective time of the reverse stock split. In addition, the reverse stock split will effect a reduction in the number of shares of common stock issuable upon the exercise of stock options or warrants outstanding immediately prior to the effectiveness of the reverse stock split, with a proportional increase in the exercise price. No fractional shares will be issued as a result of the reverse stock split.

Continental Stock Transfer & Trust, the Company's transfer agent, will provide instructions to stockholders regarding the process for exchanging their pre-split stock certificates for post-split certificates. Additional information regarding the reverse stock split can be found in the Company's definitive Schedule 14A filed with the Securities and Exchange Commission on June 11, 2014.

About Single Touch Systems, Inc.

Single Touch Systems, Inc. is a technology based mobile solutions provider serving businesses, advertisers and brands. Through patented technologies and a modular, adaptable platform, Single Touch's multi-channel messaging gateway enables marketers to reach consumers on all types of connected devices, with information that engages interest, drives transactions and strengthens relationships and loyalty. For more information about Single Touch Systems, Inc. visit: www.singletouch.net

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995.  Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, our reliance on brand owners and wireless carriers, the possible need for additional capital as well other risks identified in our filings with the SEC. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Investor Contact:
Mike Bishop
The Blueshirt Group
415-217-4968
Mike@blueshirtgroup.com